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                                                                  Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Medex, Inc. on Amendment No. 1 to Form S-4 of our report dated February 13, 2004 (April 2, 2004, as to Note 16) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," in 2002 and the restatement described in Note 16) relating to the consolidated financial statements of MedVest Holdings Corporation for the year ended December 31, 2003 appearing in this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Registration Statement.




Columbus, Ohio
April 7, 2004